Exhibit 14.1
THE AMACORE GROUP, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

Introduction

The Amacore Group, Inc. (“we”) is committed to the highest standards of business conduct and ethics. This Code reflects the business practices and principles of behavior that support this commitment. We expect every employee, officer and director to read and understand this Code and its application to the performance of his or her business responsibilities.

Officers, managers and other supervisors are expected to develop in our employees a sense of commitment to the spirit, as well as the letter, of this Code. Nothing in this Code alters the employment at-will policy of Amacore Group.

Although this Code cannot describe every practice or principle related to honest and ethical conduct, it does address conduct that is particularly important to proper dealings with the people and entities with whom we interact.

From time to time we may adopt additional policies and procedures with which our employees, officers and directors are expected to comply. However, it is the responsibility of each employee to apply common sense, together with his/her own highest personal ethical standards, in making business decisions where there is no stated guideline in the Code.

You should not hesitate to ask questions about whether any conduct may violate this Code. In addition, you should be alert to possible violations of this Code by others and report suspected violations, without fear of any form of retaliation. Violations of this Code will not be tolerated. Any employee who violates the standards in this Code may be subject to disciplinary action, which, depending upon the nature of the violation and the history of the employee, may range from a warning or reprimand to and including termination of employment and, in appropriate cases, legal action.

1. Honest and Ethical Conduct

It is the policy of The Amacore Group to promote high standards of integrity by conducting our affairs in an honest and ethical manner. The integrity and reputation of Amacore Group depends upon the honesty, fairness and integrity brought to the job by each person associated with us. Unyielding personal integrity is the foundation of corporate integrity.

2. Legal Compliance

Obeying the law, both in letter and in spirit, is the foundation of this Code. Our success depends upon each employee operating within legal guidelines and cooperating with local, state and national authorities. If you have a question in the area of legal compliance, it is important that you not hesitate to seek an answer from you supervisor or the CEO.

Disregard of the law will not be tolerated. Violation of laws, rules and regulations may subject an individual, as well as Amacore Group, to civil and/or criminal penalties. You should be aware that conduct and records, including emails, are subject to internal and external audits, and to discovery by third parties in the event of a government investigation or a civil litigation. It is in everyone’s’ best interest to know and comply with our legal and ethical obligations.

Misuse of Company Computers and Equipment

You may not, while acting on behalf of Amacore Group or while using our computers or communication equipment or facilities, either:

Access the internal computer system (known as “hacking”) or other resources of Amacore Group or another entity without the express written authorization from the Company or the entity responsible for operating that resource, as applicable; or

Commit any unlawful or illegal act, including, but not limited to, harassment, libel fraud, sending of unsolicited bulk email in violations of applicable law. Unsolicited bulk email is regulated by law in a number of jurisdictions. If you intend to send unsolictated bulk email to persons outside Amacore Group you should first seek approval from your supervisor or the CEO.

All data residing on or transmitted through our computing and communications facilities, including email and word processing documents, is the property of the Company and subject to inspection, retention, and review by Amacore Group in accordance with applicable law. Employees should be mindful of the fact that we retain the right to access, review, monitor and disclose any information transmitted, received or stored using our electronic equipment, with or without an employee’s or third party’s knowledge, consent or approval, in accordance with applicable law.

Antitrust

Antitrust laws are designed to protect the competitive process. These laws are based upon the premise that the public interest is best served by competition and will suffer from illegal agreements or collusion among competitors. Antitrust laws generally prohibit:

Agreements with competitors that harm competition or customers, including price fixing, and allocations of customers, territories or contracts,

Agreements that establish or fix the price at which a customer may resell a product, and

The acquisition or maintenance of a monopoly or attempted monopoly through anti-competitive conduct.

Certain kinds of information, such as pricing, production and inventory, should not be exchanged with competitors, regardless of how innocent or casual the exchange may be and regardless of the setting, whether business or social.

Antitrust laws impose severe penalties for certain types of violations, including criminal penalties and potential fines and damages in the millions of dollars, which may be tripled under certain circumstances. Understanding the requirements of antitrust and unfair competition laws of the various jurisdictions where we do business can be difficult, and you are urged to seek assistance from the CEO whenever you have a question regarding these laws.

3. Insider Trading

Employees that have access to confidential (“inside”) information are not permitted to use or share that information for stock trading purposes or for any other purpose except to conduct our business. All non-public information about Amacore Group or about companies with which we do business is considered confidential information. To use material non-public information in connection with buying and/or selling of securities, including “tipping” others might make an investment decision on the basis of the information, is not only unethical, it is illegal. Employees must exercise the utmost care when handling inside information.

4. Conflict of Interest

We respect the rights of our employees to manage their personal affairs and investments and do not wish to impinge on their personal lives. At the same time, employees should avoid conflicts of interest that occur when their personal interests may interfere in any way with the performance of their duties or best interest of Amacore Group. A personal conflicting interest could result from an expectation of personal gain now or in the future or from a need to satisfy a prior or concurrent personal obligation. We expect our employees to be free from influences that conflict with the best interest of Amacore Group or might deprive Amacore Group of their undivided loyalty in business dealings. Even the appearance of a conflict of interest where none actually exist can be damaging and should be avoided. Conflicts of interest are prohibited unless specifically authorized as described below.

If you have any questions about a potential conflict or if you become aware of an actual or potential conflict, and you are not an officer or director of Amacore Group, you should discuss that matter with your supervisor. Supervisors may not authorize conflict of interest matters or make determinations as to whether a problematic conflict of interest exist without first seeking the approval of the CEO and providing the CEO with a written description of the activity. If the supervisor is involved in the potential or actual conflict, you should discuss the matter directly with the CEO; directors may seek authorization and determinations from the Audit Committee of the Board of Directors.

Examples of Potential Conflicts

Although no list can cover every possible situation in which a conflict of interest could arise, the following are examples of situations that may, depending on the facts and circumstances, involve conflicts of interest:

Employment by (including consulting) or service on the board of a competitor, customer or supplier. Activity that enhances or supports the position of a competitor to the detriment of Amacore Group is prohibited, including employment by or service on the board of a competitor. Employment by or service on the board of a customer or supplier is generally discouraged and you must first seek authorization in advance if you plan to take such position.

Owning, directly or indirectly, a significantly financial interest in any entity that does business, seeks to do business or competes with us. In addition to the factors described above, persons evaluating ownership in other entities for conflicts of interest will consider the size and nature of the investment, the nature of the relationship between the other entity and Amacore Group, the employee’s access to confidential information and the employee’s ability to influence Amacore Group’s decisions. If you would like to acquire a financial interest of that kind, you must seek approval in advance.

Soliciting contributions to any charity or for any political candidate from any person or entity that does business or seeks to do business with us.

Soliciting or accepting gifts, favors, loans or preferential treatment from any individual or entity that does business or seeks to do business with us.

Taking personal advantage of corporate opportunities.

Conducting our business transactions with your family member, significant other or person who shares your household or a business in which you have a significant financial interest. Material related-party transactions approved by the Audit Committee and involving any executive or director will be publicly disclosed as required by applicable laws and regulations.

Personal or romantic involvement with a collaborator, competitor, supplier or any employee of Amacore Group, which impairs an employee’s ability to exercise good judgment on behalf of Amacore Group, creates an actual or potential conflict of interest.

Loans

Loans to or obligations of, employees or their family members by Amacore Group could constitute an improper benefit to the recipient of these loans or guarantees, depending on the facts and circumstances. All loans and guarantees by Amacore Group must be approved in advance by the CEO.

5. Corporate Opportunities

You may not take personal advantage of opportunities that are presented to you or discovered by you as a result of your position with us or through your use of Company property or information, unless authorized by the CEO and, if appropriate, the Audit Committee. You may not use your position or corporate property or information for improper personal gain.

6. Maintenance of Corporate Books, Records, Documents and Accounts; Financial Integrity; Public Reporting

The integrity of our records and public disclosure depends upon the validity, accuracy and completeness of the information supporting the entries to our books and records. Therefore, our corporate and business records should be completed accurately and honestly. The making of false or misleading entries, whether they relate to financial results or test results, is strictly prohibited. Our records serve as a basis for managing our business and are important in meeting our obligations to stockholders, customers, suppliers, creditors, employees and others with whom we do business. As a result, it is important that our books, records and accounts to accurately and fairly reflect, in reasonable detail, our assets, liabilities, shareholder’s equity, revenues, cost and expenses. We require that:

No entry be made on our books and records that intentionally hides or disguises the nature of any transaction or of any of our liabilities, or misclassifies any transaction as to accounts or accounting periods;

Transactions be supported by appropriate documentation;

The terms of sales and other commercial transactions be reflected accurately in the documentation for those transactions and all such documentation be reflected accurately on our books and records;

Employees comply with our system of internal controls, and

No cash or other assets be maintained for any purpose in any unrecorded or “of-the-books” fund.

Other accounting records are also relied upon to produce reports for our Board, management, stockholders and creditors, as well as for governmental agencies. In particular, we rely upon our accounting and other business and corporate records in preparing the periodic reports we file with the Securities and Exchange Commission. Securities laws require that these reports provide full, fair, accurate, timely and understandable disclosure and fairly present our financial conditions and results of operations. Employees who collect, provide or analyze information for or otherwise contribute in any way in preparing or verifying these reports should strive to ensure that our financial disclosure is accurate and transparent and that our reports contain all of the information about Amacore Group that would be important to enable stockholders and potential investors to assess the soundness and risks of our business and finances and the quality and integrity of our accounting and disclosure. In addition:

No employee may take or authorize any action that would intentionally cause our financial records or financial disclosure to fail to comply with generally accepted accounting principles, the rules and regulations of the SEC or other applicable laws, rules and regulations;

No employee should knowingly make, or cause or encourage any other employee to make, any false or misleading statement in any of our reports filed with the SEC or knowingly omit, or cause or encourage any other person to omit, any information necessary to make the disclosure in any of our reports accurate in all material respects.

Any employee who becomes aware of any departure from these standards has a responsibility to report his/her knowledge promptly to the CEO.

Reporting Expenses

All expense items associated with travel or local business matters, including airfare, hotel expenses, taxi/limousine services, car rental, business meals and entertainment, must be accurately and fully documented on the expense report with applicable receipts attached. The documentation should include a brief description of the business matter that required the expense. Unsupported expenses will not be reimbursed.

Selective Disclosure

The Federal securities laws prohibit the selective disclosure of financial and other corporate information. It is the policy of Amacore Group to disclose important corporate events by means of a press release and/or non-public information to securities analyst or members of the media.

7. Fair Dealing

We strive to outperform our competition fairly and honestly. Advantages over our competitors are to be obtained through superior performance of our product(s) and services, not through unethical or illegal business practices. Acquiring proprietary information from others through improper means, possessing trade secret information that was improperly obtained, or inducing improper disclosure of confidential information from past or present employees of other companies is prohibited, even if motivated by an intention to advance our interest. If information is obtained by mistake that may constitute a trade secret or other confidential information of another business, or if you have any questions about the legality of proposed information gathering, you must consult the CEO.

You are expected to deal fairly with our customers, suppliers, employees and anyone else with whom you have contact in the course of performing your job. No employee may take unfair advantage of anyone through misuse of confidential information, misrepresentation of material facts or any other unfair dealing practice. The Federal Trade Commission Act provides that “unfair methods of competition in commerce, and unfair or deceptive acts or practices in commerce are declared unlawful.

Employees involved in procurement have a special responsibility to adhere to principles of fair competition in the purchase of products and services by selecting suppliers based exclusively on normal commercial considerations, such as quality, cost, availability, service and reputation, and not on the receipt of special favors.

8. Gifts, Entertainment and Meals

Business entertainment, gifts and meals are meant to create goodwill and sound working relationships and not to gain improper advantage with customers or facilitate approvals from government officials. Unless express permission is received by the CEO, gifts, entertainment or meals cannot be offered, provided or accepted by any employee unless consistent with customary business practices and not (a) excessive in value, (b) in cash, (c) susceptible of being construed as a bribe or kickback, (d) made or received on a regular or frequent basis, or (e) in violation of any laws.

Employees should not accept gifts or entertainment that may reasonably be deemed to affect their judgment or actions in the performance of their duties. Our customers, suppliers, and the public at large should know that our employees’ judgment is not for sale.

Under some stature, such as the U.S. Foreign Corrupt Practices Act, giving anything of value to a government official to obtain or retain business or favorable treatment is a criminal act subject to prosecution and conviction. With respect to government employees, no gifts meals entertainment or benefits whatsoever may be provided to such employees. If you are uncertain about the appropriateness of any proposed entertainment or gifts that you are considering offering, seek consultation from the CEO.

9. Consideration to all Employees

You have a fundamental responsibility to show respect and consideration for all of your fellow employees. This means that fellow employees should at all times be treated fairly and with dignity. In addition, their beliefs and concerns should be respected.

Equal Opportunity Employment

Amacore Group is an Equal Opportunity Employer as a matter of law, ethics, and good business practice. No employee is to discriminate against another employee or prospective employee, or make disparaging remarks or criticisms on the basis of race, color, creed, sex, sexual orientation, national origin, age, handicap, disability or veteran’s status.

Any harassment, including sexual harassment, will not be tolerated. These principles apply to all aspects of the employment relationship, including application and initial employment, promotion and transfer, selection for service, retirement, seniority and employee benefit plan policies.

Safety in the Workplace

You have the obligation to perform your work in a safe manner so that you do not cause any harm to yourself or to others. Similarly, you must see that work conducted under your supervision is performed safely.

Drugs and Narcotic Substances

Any use or possession of illegal drugs and narcotic substances by our employees is strictly prohibited. Drug abuse threatens the welfare of other employees and is detrimental to the work environment and work ethics. Federal laws prohibit the use or possession of illegal drugs and narcotics. Under no circumstances may such drugs or substances be brought onto the premises of Amacore Group. Employees must never work impaired by illegal drugs or alcohol.

10. Protection and Proper Use of Company Assets

All employees are expected to protect Amacore Group’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on our results of operations. Our property, such as office supplies and computer equipment, are expected to be used only for legitimate business purposes, although personal use may be permitted. Any misuse or suspected misuse of our assets must be immediately reported to your supervisor or the CEO. You may not, however, use our corporate name, any brand name or trademark owned or associated with Amacore Group or any letterhead stationary for personal use.

11. Confidentiality

One of our most important assets is our confidential information. As an employee of Amacore Group, you may learn of information about Amacore Group that is confidential and proprietary. You may also learn of information before that information is released to the general public. Employees who have received or have access to confidential information should take care to keep this information confidential. Confidential information includes, but is not limited to: trade secrets, information regarding plans for new products, marketing and selling, business plans, budgets and unpublished financial information, licenses, prices and costs, suppliers (providers) and customers, and information regarding the skills and compensation of other employees of Amacore Group, and similar information received from third parties such as customers, suppliers and corporate partners. This information may be protected by patent, trademark, copyright and trade secret laws.

In addition, because we interact with other companies and organizations, there may be times when you learn confidential information about other companies before that information has been made available to the public. You must treat this information in the same manner as you are required to treat our confidential and proprietary information. There may even be times when you must treat confidential the fact that we have an interest in, or are involved with, another company.

You are expected to keep confidential and proprietary information confidential unless and until that information is released to the public through approved channels. Every employee has the duty to refrain from disclosing to any other person confidential or proprietary information about us or any other company learned in the course of employment, until that information is disclosed to the public through approved channels. This policy requires you to refrain from discussing confidential or proprietary information with outsiders and even with other Company employees, unless those fellow employees have a legitimate need to know the information in order to perform their duties. Unauthorized use or distribution of this information could also be illegal and result in civil liability and/or criminal penalties.

You should also not inadvertently disclose confidential information. Materials that contain confidential information, such as presentations, memos, notebooks, computer disks/cds and laptop computers should be stored securely. Be cautious when discussing sensitive information in public and quasi-public places. All Company emails, voicemails and other communications are presumed confidential and should not be forwarded or otherwise disseminated outside Amacore Group, except where required for legitimate purposes.

12. Media/Public Discussions

It is our policy to disclose material information concerning Amacore Group to the public only through specific channels to avoid inappropriate publicity and to ensure that all those with an interest in Amacore Group will have equal access to the information. All inquiries or calls from the press and financial analysts should be referred to the CEO, who is our official spokesperson. Unless a specific exception has been made by the CEO, the CEO is the only person who may communicate with the press on behalf of Amacore Group.

13. Waivers

Any waiver of this Code for officers or directors may be authorized only by our Board of Directors.

14. Compliance Resources

Your most immediate resource for any matter related to this Code is your supervisor. He/she may have the information you need, or may be able to refer the question to another appropriate source. There may be times when you prefer not to go directly to your supervisor. In these instances, you should feel free to discuss your concern with the CEO.

Clarifying Questions and Concerns; Reporting Possible Violations

If you encounter a situation or are considering a course of action and it appropriateness is unclear, discuss the matter promptly with your supervisor or the CEO, even the appearance of impropriety can be very damaging and should be avoided.

If you are aware of a suspected or actual violation of this Code by others, you have a responsibility to report it. You are expected to promptly provide your supervisor or the CEO with a specific description of the violation that you believe has occurred, including any information you have about the person(s) involved and the time of the violation.

Whether you choose to speak to your supervisor or the CEO, you should do so without fear of any form of retaliation. We will take prompt disciplinary action against any employee who retaliates against you, up to and including termination of employment.

Supervisors must promptly report any complaints or observations of Code violations to the CEO. If you believe your supervisor has not taken appropriate action, you should contact the CEO directly, who will investigate all reported possible Code violations promptly and with the highest degree of confidentiality that is possible under the specific circumstances. Neither you nor your supervisor may conduct any preliminary investigation, unless authorized to do so by the CEO. Your co-operation in the investigation will be expected. As needed the CEO will consult with outside legal counsel or the Audit Committee of the Board of Directors. It is our policy to employ a fair process to determine violations of the Code.

With respect to any complaints or observations of violations that may involve accounting, internal accounting controls and auditing concerns, the CEO shall promptly inform the Audit Committee who shall be responsible for supervising and overseeing the inquiry and any investigation that is undertaken.

If the investigation indicates that a violation of this Code has probably occurred, we will take such action as we believe to be appropriate under the circumstances. If we determine that an employee is responsible for the Code violation, he/she will be subject to disciplinary action up to including termination of employment and, in appropriate cases, civil action or referral for criminal prosecution. Appropriate action may also be taken to deter any future Code violations. Such disciplinary actions may also be taken (1) when an employee fails to report or withholds relevant information concerning a violation of such standards, laws or regulations, and (2) when there has been adequate supervision or lack of diligence by a supervisor or manager in connection with a violation of such standards, laws, or regulations.